Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iteris, Inc. and subsidiaries of our report dated June 17, 2015 relating to our audit of the consolidated financial statements that appears in the Annual Report on Form 10-K of Iteris, Inc. and subsidiaries for the year ended March 31, 2015.

/s/ RSM US LLP

Irvine, California

March 2, 2017